AMENDMENT NO. 1
                           TO MEMORANDUM OF AGREEMENT

Dated: 27 December, 1994.                        Contract No. 94MGA-380(54)05US

This is Amendment No. 1 to the Memorandum of Agreement dated 21 December, 1994 (the "MOA") entered into between:

     The Western Company of North America and Western Oceanic (U.K.) Limited, hereinafter called the "Sellers", on the one hand; and

     CMC Hitran International Shipbuilding Co., acting for and on behalf of the Ministry for Geology and Mineral Resources of China, hereinafter called the "Buyers", on the other hand.

Sellers and Buyers are jointly referred to herein as the "Parties".

WHEREAS the Parties wish to alter the provisions for payment of the MOA.

NOW IT IS HEREBY AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.    CLAUSE 1.  Clause 17 will be replaced by the following:

          "Ten percent (10%) of the Purchase Price will be paid into the joint account referred to in Clause 2 of the Agreement within seven (7) banking days of the signing of this Agreement.

          The deposit shall be released to the Sellers and the balance of the Purchase Price will be paid into the account of the Sellers identified in Clause 1 of this Agreement in exchange for the delivery documents, as specified in Clause 8 of this Agreement."

2. CLAUSE 2. The Parties hereby agree that this Amendment No. 1 will take effect from the date of execution by the Parties which can be done by an exchange of fax. The originals will be exchanged by courier as soon as possible thereafter.

3. CLAUSE 3. All other terms and conditions of the MOA will remain unchanged.

      Signed on the day first mentioned above.

      FOR AND ON BEHALF OF SELLER:              FOR AND ON BEHALF OF BUYER:
      /s/ Ronnie Phelps 12/28/94                /s/ Li Bin 12/27/94
      RONNIE PHELPS, Attorney-In-Fact               LI BIN
                                                DEPUTY GENERAL MANAGER